UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   MAHONEY, THOMAS M.
   1700 LINCOLN STREET
   DENVER, CO  80203
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   5/15/02
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   NEWMONT MINING CORPORATION
   NEM
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT, TREASURER AND ASSISTANT SECRETARY
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock, $1.60 par value              |1,514                 |D               |                                               |
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                                           |466                   |I               |By 401-K                                       |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Stock Option (right to b|immed    |5/17/04  |Common Stock           |1,560    |$39.50    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|immed    |11/16/04 |Common Stock           |1,560    |$40.07    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|immed    |5/17/05  |Common Stock           |1,560    |$39.94    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|immed    |11/15/05 |Common Stock           |1,560    |$40.44    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|immed    |5/13/06  |Common Stock           |1,560    |$58.94    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|immed    |11/20/06 |Common Stock           |3,120    |$51.94    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|immed    |5/21/07  |Common Stock           |1,800    |$37.82    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|immed    |11/18/07 |Common Stock           |2,000    |$31.75    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|(1)      |5/19/08  |Common Stock           |3,333    |$28.32    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|(2)      |11/17/08 |Common Stock           |2,500    |$21.69    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|(3)      |5/18/09  |Common Stock           |2,500    |$19.57    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|(4)      |11/17/09 |Common Stock           |2,500    |$22.47    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|(5)      |5/16/10  |Common Stock           |3,500    |$25.44    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|(6)      |11/14/10 |Common Stock           |2,625    |$13.22    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|(7)      |5/15/11  |Common Stock           |2,500    |$21.03    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|(8)      |11/12/11 |Common Stock           |3,750    |$23.67    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|(9)      |5/14/12  |Common Stock           |3,750    |$27.87    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) This option vests in four equal annual installments beginning on May 19, 1999.
(2) This option vests in four equal annual installments beginning on November 17, 1999.
(3) This option vests in four equal annual installments beginning on May 18, 2000.
(4) This option vests in four equal annual installments beginning on November 17, 2000.
(5) This option vests in four equal annual installments beginning on May 16, 2001.
(6) This option vests in four equal annual installments beginning on November 14, 2001.
(7) This option vests in four equal annual installments beginning on May 15, 2002.
(8) This option vests in four equal annual installments beginning on November 12, 2002.
(9) This option vests in four equal annual installments beginning on May 14, 2003.
(10) Thomas P. Mahoney has executed a power of attorney, a copy of which has been previously filed, authorizing Britt D. Banks to execute this Form 3 on his behalf.
SIGNATURE OF REPORTING PERSON
Thomas P. Mahoney by Britt D. Banks, Attorney-in-Fact (10)
DATE
May 28, 2002